UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

MAIN STREET BANKS, INC.

(Name of Registrant as specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

MAIN STREET BANKS, INC.

676 Chastain Road

Kennesaw, Georgia 30144

Telephone: (770) 422-2888

Facsimile: (770) 422-9855

April 5, 2004

To the Shareholders of

Main Street Banks, Inc.

The Annual Meeting of Shareholders of Main Street Banks, Inc. will be held at the Ritz-Carlton, Buckhead, 3434 Peachtree Road NE, Atlanta, Georgia 30326, on May 5, 2004, at 10:00 a.m. local time.

Refreshments will be served prior to the meeting and our directors, officers, attorneys and auditors will be available to discuss all aspects of the Company and to answer any questions you may have.

The items of business scheduled for vote at the meeting are explained in the accompanying Proxy Statement. Even if you are planning to attend the Annual Meeting, please complete the enclosed proxy card, which can be found in the window section of the envelope you received, and return it to us in the enclosed, self-addressed, stamped envelope. If you attend the Annual Meeting, you may revoke your Proxy and vote in person.

We look forward to seeing you on May 5, 2004, and thank you for being a shareholder.

Sincerely,

Edward C. Milligan
Chairman and Chief Executive Officer

MAIN STREET BANKS, INC.

676 Chastain Road

Kennesaw, Georgia 30144

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Main Street Banks, Inc. will be held at the Ritz-Carlton, Buckhead, 3434 Peachtree Road NE, Atlanta, Georgia 30326, at 10:00 a.m., local time, on May 5, 2004, for the following purposes:

1.	Elect Three Class I Directors and Two Class II Directors. To elect three (3) Class I directors to serve for three-year terms expiring at the 2007 Annual Meeting of Shareholders and two (2) Class II directors to serve for one-year terms expiring at the 2005 Annual Meeting of Shareholders.

2.	Ratify Independent Auditors. To ratify the selection of Ernst & Young LLP as the Company’s independent auditors for 2004.

3.	Other Business. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

Only shareholders of record at the close of business on March 29, 2004 will be entitled to receive notice of and vote at the Annual Meeting or any adjournments thereof.

The Annual Meeting may be adjourned from time to time without notice other than announcement at the Annual Meeting, and any business for which notice of the Annual Meeting is hereby given may be transacted at a reconvened meeting following such adjournment.

By Order of the Board of Directors,

Edward C. Milligan
Chairman and Chief Executive Officer

Enclosures

April 5, 2004

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, PLEASE VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED REPLY ENVELOPE. IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

i

MAIN STREET BANKS, INC.

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 5, 2004

Introduction

General

This Proxy Statement (“Proxy Statement”) is being furnished to the shareholders of Main Street Banks, Inc., a corporation organized and existing under the laws of the State of Georgia (hereinafter referred to as the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company from holders of the outstanding shares of the Common Stock of the Company (“Common Stock”), for use at the Annual Meeting of Shareholders of the Company to be held at 10:00 a.m., local time, on May 5, 2004, and at any adjournments thereof (“Annual Meeting”).

At the Annual Meeting, the shareholders of the Company will be asked to: (1) elect three Class I directors each to serve for a three-year term and two Class II directors each to serve for a one-year term; (2) ratify the selection of Ernst & Young LLP as the Company’s independent auditors for 2004; and (3) transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

This Proxy Statement is dated April 5, 2004 and is first being mailed to the shareholders of the Company on or about April 5, 2004. The 2003 Annual Report to Shareholders of the Company accompanies this Proxy Statement.

The principal executive offices of the Company are located at 676 Chastain Road, Kennesaw, Georgia 30144, and the telephone number of the Company at such address is (770) 422-2888.

Record Date, Solicitation and Revocability of Proxies

The Board of Directors of the Company has fixed the close of business on March 29, 2004 as the record date (“Record Date”) for determination of the Company’s shareholders entitled to notice of and to vote at the Annual Meeting. At the close of business on such date, there were 19,340,676 shares of Common Stock outstanding and held by approximately 1,778 shareholders of record. Holders of Common Stock are entitled to one vote on each matter considered and voted upon at the Annual Meeting for each share of Common Stock held of record at the close of business on the Record Date.

Shares of Common Stock represented by properly executed proxies, if such proxies are received in time and not revoked, will be voted at the Annual Meeting in accordance with any instructions indicated in such proxies. If no instructions are indicated, such shares of Common Stock will be voted for the election of the nominated directors and in favor of the other proposals and at the discretion of the proxy holder as to any other matter which may properly come before the Annual Meeting or any adjournments thereof.

A shareholder who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by (i) giving written notice of revocation to the Company, (ii) properly submitting to the Company a duly executed proxy bearing a later date, or (iii) appearing in person at the Annual Meeting and voting in person. All written notices or revocation and other communication with respect to revocation of proxies should be addressed as follows: Main Street Banks, Inc., 676 Chastain Road, Kennesaw, Georgia 30144, Attention: Corporate Secretary.

Votes Required

The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to be cast at the Annual Meeting at which a quorum is present is necessary to elect the three (3) nominees for Class I membership on the Board of Directors and the two (2) nominees for Class II membership on the Board of Directors. The affirmative vote of a majority of the shares represented at the Annual Meeting at which a quorum is present is necessary to ratify the selection of the Company’s independent auditors. The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting.

Proposal One – Election of Three Class I Directors

and Two Class II Directors of the Company

At the Annual Meeting three (3) Class I directors will be elected each to serve for a three-year term of office and two (2) Class II directors will be elected each to serve for a one-year term of office.

The Company’s Articles of Incorporation divides the Board of Directors of the Company into three classes, Class I, Class II and Class III, each of which is as nearly equal in number as possible. The directors in each class will hold office for staggered terms of three (3) years each, after the initial terms of one (1) year, two (2) years and three (3) years, respectively. The term of Class I directors expires at the 2004 Annual Meeting. The Board of Directors has set the number of the Class I directors at three (3). The Board of Directors has nominated the following persons for Class I membership on the Board, and unanimously recommends a vote “FOR” the election of these persons: Robert R. Fowler III, Samuel B. Hay III and C. Candler Hunt.

Although the terms of Class II directors do not expire until 2005, Georgia law provides that the term of a director appointed to fill a vacancy on a staggered board will expire at the annual shareholders’ meeting following the appointment. As a result, the Board of Directors is nominating T. Ken Driskell and John R. Burgess, Sr., who were appointed as Class II directors during 2003, as Class II directors to serve for a term that expires at the 2005 Annual Meeting of Shareholders and upon the election and qualification of their successors. The Board unanimously recommends a vote “FOR” the election of these persons.

All shares of Common Stock represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxies will be voted for the election of the three (3) Class I nominees and the two (2) Class II nominees listed above. In the event that any nominee is unable to serve, the persons designated as proxies will cast votes for such other persons as they may select. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to be cast at the Annual Meeting at which a quorum is present is required for the election of the nominees listed above.

The board of directors unanimously recommends a vote “for” the election of the nominees listed above.

Board of Directors

The following table sets forth the name of each current director and each nominee for Class I director of the Company (and each of the two nominees for Class II director); a description of his position and offices with the Company (other than as a director) and with Main Street Bank, the Company’s wholly owned bank subsidiary and with Main Street Insurance Services, Inc., the Company’s wholly owned insurance agency subsidiary (“Main Street Insurance Agency”), if any; and a brief description of his principal occupation and business experience during the past five years and certain other information, including his age as of March 11, 2004. The table also sets forth the class of each director. The terms of the Class I directors expire at the 2004 Annual Meeting; the terms of the Class II directors expire in 2005 (except that Messrs. Driskell and Burgess are being nominated for election as Class II directors at this Annual Meeting in accordance with Georgia law); and the terms of the Class III directors expire in 2006. The Board of Directors has determined that the following five directors, constituting a majority of the Board, are independent pursuant to Nasdaq Stock Market listing standards: C. Candler Hunt; Frank B. Turner; John R. Burgess, Sr.; P. Harris Hines; and Harry L. Hudson, Jr.

Name, Year First Elected to Board of Company and Class	Age	Position with the Company and Principal Occupation During the Past Five Years
Robert R. Fowler III (2000) Class I Nominee for Class I	65	Mr. Fowler serves as Chairman of the Executive Committee of the Company’s Board (having retired as Chairman during 2002) and as Vice Chairman of the Board of Main Street Bank. Mr. Fowler was Chairman and Chief Executive Officer of Main Street Banks Incorporated from its organization in 1988 until it was merged into the Company in 2000. He served as Chairman of the Board of Main Street Bank from 1985 to 1996 and was elected Vice Chairman in 1996. He has been affiliated with Main Street Bank since 1967.

Name, Year First Elected to Board of Company and Class	Age	Position with the Company and Principal Occupation During the Past Five Years
Samuel B. Hay III (2000) Class I Nominee for Class I	41	Mr. Hay serves as President and Chief Operating Officer of the Company. Mr. Hay became President of the Company during 2002. Previously, Mr. Hay served as Executive Vice President and Chief Operating Officer of the Company from 2000 to 2002. Mr. Hay also serves as the Chief Executive Officer and as a director of Main Street Bank. Mr. Hay served on the Board of Main Street Banks Incorporated from 1992 until it was merged into the Company in 2000, and served as its Executive Vice President and Chief Financial Officer from 1994. Mr. Hay has served as Chief Executive Officer of Main Street Bank since December 1996 and served as its Chairman from 1996 until 2000. He has been employed by Main Street Bank since 1990.

C. Candler Hunt (2000) Class I Nominee for Class I	57	Mr. Hunt serves as a director of Main Street Bank. Mr. Hunt has been an executive of Godfrey’s Warehouse, Inc., a manufacturer of livestock feed located in Madison, Georgia, since 1971.

John R. Burgess, Sr. (2003) Class II Nominee for Class II	61	Mr. Burgess has been the owner of Alpharetta Bargain Store, Inc. since 1976. Mr. Burgess served as Chairman of the Board of Directors of First Colony Bancshares, Inc. before it was acquired by the Company in 2003. Mr. Burgess serves as a director of Main Street Bank.

T. Ken Driskell (2003) Class II Nominee for Class II	51	Mr. Driskell was the President and Chief Executive Officer of First Colony Bancshares, Inc. from its incorporation in 1987 until it was acquired by the Company in 2003. Mr. Driskell serves as a director of Main Street Bank.

Frank B. Turner (2000) Class II	64	Mr. Turner served as Vice Chairman of the Board of Main Street Banks Incorporated from 1990 until it was merged into the Company in 2000. He has been City Manager of Covington, Georgia since 1970. Mr. Turner is a director of Main Street Bank.

Name, Year First Elected to Board of Company and Class	Age	Position with the Company and Principal Occupation During the Past Five Years
The Honorable P. Harris Hines (1994) Class III	60	Justice Hines serves as Vice Chairman of the Board of the Company and he is a member of the Board of Main Street Bank. From January 1, 1983 until July 26, 1995, Justice Hines served as Judge of the Superior Court of Cobb County, Georgia. Since July 26, 1995, Justice Hines has served as a Justice of the Supreme Court of the State of Georgia.

Harry L. Hudson, Jr. (1996) Class III	60	Mr. Hudson is an agent for the State Farm Insurance Company. Mr. Hudson has been associated with State Farm since January 1, 1970, and he has served as Agent, Agency Manager and Field Executive. Mr. Hudson is currently serving as a member of the Board of Main Street Bank.

Edward C. Milligan (1994) Class III	59	Mr. Milligan is Chairman and Chief Executive Officer of the Company and is currently serving as Chairman of the Board of Main Street Bank. Mr. Milligan has served as Chief Executive Officer of Main Street Banks, Inc. since its organization in 1994 and was elected Chairman in 2002. Mr. Milligan also served as President and Chief Executive Officer of Westside Bank & Trust Company from its organization in 1990 until 2000. Mr. Milligan has also served on the Board of Directors of The Bankers Bank since March 2002.

Messrs. Fowler and Turner are first cousins. Mr. Hay is Mr. Fowler’s nephew.

In a letter dated December 1, 1999 to the Board of Directors of the Company, Mr. Fowler stated that it was his present intention for a period of six years following May 24, 2000, to take such action as reasonably necessary at the Board level and to vote all shares of Company Stock over which he has voting control, including the shares owned by family trusts, to maintain the same equal ratio of the number of previous Main Street Banks Incorporated and First Sterling Banks, Inc. directors. He also stated that it is his intention to specifically vote the shares over which he has voting control for the reelection to the Company Board of Directors of Eugene L. Argo upon the expiration of his term in 2002 and for the reelection of Edward C. Milligan, P. Harris Hines and Harry L. Hudson, Jr. when their terms expire in 2003. Mr. Fowler did vote his shares in favor of Mr. Argo at the Company’s 2002 Annual Meeting of Shareholders and in favor of Messrs. Milligan, Hines and Hudson at the Company’s 2003 Annual Meeting of Shareholders. Mr. Argo, who was reelected to the Company’s Board of Directors, retired as a director during 2002. No replacement for Mr. Argo has been nominated at this time.

He also expressed his intention that if any of these persons failed to complete their terms of office he would support for election to those vacant positions the person who is or persons who are nominated by the remaining members of the group composed of Messrs. Argo, Milligan, Hines and Hudson. Mr. Fowler also stated in his letter that he intended to resign as Chairman of the Company’s Board two years following May 24, 2000, and to support Mr. Milligan, his successor, as Chairman and Mr. Hay as the President of the Company. Mr. Fowler did resign as Chairman during 2002 and Messrs. Milligan and Hay were elected as Chairman and President of the Company, respectively.

Mr. Fowler’s letter is simply an expression of his intention on December 1, 1999. It is not legally binding against him. He can change his mind at any time and take action which is completely different from his expressed intention on December 1, 1999. If he desires, he could vote against the directors named above or their nominees.

Code of Ethics and Conduct

The Company’s Board of Directors has adopted a Code of Ethics and Conduct that is applicable to all directors, officers and employees. The code complies with the requirements of NASD Rule 4350(n). The Company will provide a copy of its Code of Ethics and Conduct to any person without charge upon request. All requests should be addressed to Main Street Banks, Inc., 676 Chastain Road, Kennesaw, Georgia 30144, Attention: Investor Relations. Any amendment to the Code of Ethics and Conduct that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, will be posted on the Company’s web site, which is www.mainstreetbank.com.

Board Committees and Attendance

The business and affairs of the Company are under the direction of the Company’s Board of Directors.

During 2003, the Company’s Board of Directors held eleven (11) regular meetings, and all of the Company’s directors attended at least 75% of the aggregate meetings of the Company’s Board of Directors and the committees thereof on which they sat.

The Board of Directors of the Company has established an Audit Committee and a Compensation Committee. The Company does not presently have a standing nominating committee, and each of the Company’s directors participates in the consideration of director nominees. Given its relatively small size, the Board of Directors believes that it has been able to function as a nominating committee. During April 2004, the Company expects to institute a nominations process by which director nominees will either be selected or recommended for the Board’s selection either by a majority of independent directors or by a nominating committee comprised solely of independent directors in accordance with Nasdaq rules.

Audit Committee

The primary functions of the Company’s Audit Committee are to see that an audit program is in place to protect the assets of the Company, assure that adequate internal controls exist, and appoint, compensate and oversee the work of the Company’s independent auditor. The current members of the Audit Committee are: P. Harris Hines (Chairman), Frank B. Turner and C. Candler Hunt. During 2003, the Audit Committee held seven (7) meetings. The Board of Directors has adopted a written charter for the Audit Committee, which was recently amended. A copy of the Audit Committee Charter, as amended, is attached to this Proxy Statement as Appendix A.

The Board of Directors has determined that each member of the Audit Committee is independent in accordance with the recently amended Nasdaq Stock Market listing standards and applicable Securities and Exchange Commission (“SEC”) regulations. None of the members of the Audit Committee has participated in the preparation of the financial statements of the Company at any time during the past three years. The Board has also determined that Frank B. Turner meets the criteria specified under applicable SEC regulations for an “audit committee financial expert” and that all Committee members are financially sophisticated.

Compensation Committee

The primary functions of the Compensation Committee are to evaluate and administer the compensation of the Company’s Chief Executive Officer and other executive officers and to review the general compensation programs of the Company. The current members of the Compensation Committee are: C. Candler Hunt (Chairman), P. Harris Hines and Harry L. Hudson, Jr.. During 2003, the Compensation Committee held four (4) meetings. No member of the Committee is an employee of the Company or any subsidiary of the Company.

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors’ independence.

The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission. In accordance with Section 301 of the Sarbanes-Oxley Act of 2002, the Committee is directly responsible for the appointment, compensation, and oversight (with a direct report relationship) of the work of the Company’s independent auditors.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference and should not otherwise be deemed filed under such Acts.

Audit Committee

P. Harris Hines, Chairman

Frank B. Turner

C. Candler Hunt

Compensation Committee Report

The Compensation Committee is responsible for evaluating the remuneration of executives of the Company to provide competitive levels of compensation which take into account the annual and long-term performance goals, whether there has been above average corporate performance, the levels of an individual’s initiative, responsibility and achievements, and the need of the Company to attract and retain well trained and highly motivated executives. The Committee fixes the compensation of the CEO and the other executive officers. All decisions by the Committee relating to the compensation of the CEO and the other executive officers are reviewed by the full Board of Directors.

Executive officers’ overall compensation is intended to be consistent with the compensation paid to executives of financial institutions and of other companies similar in size, complexity, and character to the Company, provided that performance of the Company and the executive officer warrants the compensation being paid.

The Company entered into a three (3)-year employment agreement with Mr. Milligan, the Company’s Chairman and CEO, effective May 24, 2000. The term of the employment contract is automatically extended in one-year increments beginning on May 24, 2003 and on each anniversary thereafter unless either party, by notice to the other, causes the term to cease to extend automatically. Mr. Milligan’s annual base compensation was increased to $300,000 effective January 2003. In 2004, Mr. Milligan received incentive compensation of $189,450 for his performance in 2003. In determining Mr. Milligan’s compensation for 2003, the Committee considered the Company’s performance in regard to the following factors: earnings per share growth; asset growth; credit quality; and safety and soundness.

Compensation paid to the named executive officers of the Company in 2002, as reflected in the following compensation tables, consisted of the following elements: base salary, bonus, matching contributions paid with respect to the 401(k) Plan, restricted stock grants, incentive stock options and certain prerequisites. In addition, the Company has adopted certain broad-based employee benefit plans in which executives, and other officers together with employees, have the option to participate. Benefits under these plans are not directly or indirectly tied to the Company’s performance, except that contributions by the Company to the 401(k) Plan are voluntary, at the election of the Board of Directors. Bonuses were granted to Messrs. Milligan, Hay, Crowe, McDermott and Monroe based upon certain performance criteria for their services in 2003.

Compensation Committee

C. Candler Hunt, Chairman

P. Harris Hines

Harry L. Hudson, Jr.

Consideration of Director Candidates

In evaluating potential nominees, the Board of Directors believes that, at a minimum, a director candidate must possess personal and professional integrity, sound judgment and forthrightness. A director candidate must also have sufficient time and energy to devote to the Company’s affairs and be free of conflicts of interest. The Board of Directors will also consider the extent of the candidate’s business acumen and experience and such other factors as it deems appropriate in any given circumstance. Other than these general guidelines and adherence to the Company’s bylaws, the Board of Directors does not have any formal procedures that it follows in connection with the nominations process. The Board of Directors believes that its existing practice gives it the flexibility that it needs to best serve the interests of the Company’s shareholders.

The Board of Directors will consider nominees recommended by shareholders, although it has not actively solicited recommendations from shareholders for nominees nor has it established any formal procedures for this purpose other than as set forth in the Company’s bylaws. Any such recommendations should be sent to the attention of the Company’s Secretary at the Company’s main address.

Reports Required by Section 16(a) of the Securities Exchange Act of 1934

Our directors and executive officers, and beneficial owners of 10% or more of our common stock, must file reports with the Securities and Exchange Commission showing the number of shares of our common stock and derivative securities convertible into our common stock they beneficially own, as well as any changes in their beneficial ownership. Copies of these reports must be provided to us. Based on our review of these reports and the written representations of our directors and executive officers, we believe that all required reports were filed in 2003, and, other than disclosed in prior proxy statements, in preceding years, except:

Edward C. Milligan, Samuel B. Hay III, Max S. Crowe, Robert D. McDermott and John T. Monroe, all members of our senior management, filed late Form 4s on January 10, 2003, reporting grants of restricted stock and options issued to them under the terms of the Company’s Omnibus Stock Ownership and Long-Term Incentive Plan on December 11, 2002; Max S. Crowe filed a late Form 4 on October 28, 2003, reporting a sale of 900 shares at $25.49 per share that had occurred on October 23, 2003; Edward C. Milligan, Samuel B. Hay III, Max S. Crowe, Robert D. McDermott and John T. Monroe filed late Form 4s on December 16, 2003, reporting grants of restricted stock and options issued to them under the terms of the Company’s Omnibus Stock Ownership and Long-Term Incentive Plan on December 10, 2003; and Robert R. Fowler III, filed a Form 5 on February 12, 2004, reporting the following late Form 4 transactions: A transfer (and related indirect acquisition) of 51,718 shares to a charitable trust established by Mr. Fowler on December 9, 2002; another transfer (and related indirect acquisition) of 50,096 shares by Mr. Fowler to the same charitable trust on January 9, 2003; and the subsequent sale by the charitable trust of 6,500 shares at $19.03 per share on March 17, 2003, 9,000 shares at $19 per share on March 18, 2003, 9,500 shares at $19.01 per share on March 19, 2003, 25,000 shares at $19.05 per share on March 20, 2003, 25,000 shares at $19.10 per share on March 21, 2003, 2,100 shares at $19.03 per share on March 24, 2003, 17,500 shares at $19.04 per share on March 25, 2003, and 7,214 shares at $19 per share on March 31, 2003.

Certain Transactions

The Company’s directors and certain business organizations and individuals associated with them are customers of and have banking transactions with the Company’s subsidiary bank in the ordinary course of business. Such transactions include loans, commitments, lines of credit and letters of credit. All of those transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not and do not involve more than normal risk of collectability or present any other unfavorable features. Additional transactions with these persons and businesses are anticipated in the future.

Robert R. Fowler III, Chairman of the Executive Committee of the Board, has entered into three lease agreements with Main Street Bank, through which he leases to Main Street Bank buildings that it uses for its operations center, corporate and marketing offices and accounting office. These leases are described below:

Operations center. Main Street Bank entered into the lease agreement for its operations center on April 1, 1998. The operations center building is 22,300 square feet and is located at 2118 Usher Street, Covington, Georgia 30014. Under this lease agreement, Main Street Bank paid to Mr. Fowler rent at a rate of $2.36 per square foot or an aggregate of $52,630 for the period from April 1, 1998 until April 1, 1999. The lease agreement provides a rental schedule by which the rental rate is adjusted each year on the anniversary date of the lease agreement. Main Street Bank expects to pay rent in the amount of $162,250 for the period from April 1, 2004 until April 1, 2005. The lease agreement expires March 31, 2007. Main Street Bank has the option to renew the lease agreement for two successive five-year extension periods. Additionally, Main Street Bank may terminate the lease agreement after the completion of five years of the term with a termination payment equal to six months rent. The termination payments decrease by the amount of one month’s rental payment for each succeeding lease year.

Corporate and marketing offices. Main Street Bank entered into the lease agreement for its corporate and marketing offices located at 1121 Floyd Street, Covington, Georgia 30014 in May 1999. This building contains approximately 4,980 square feet. The rental rate from June 1, 1999 through December 1, 1999 was $2,747 per month and increased to $3,245 per month on January 1, 2000. Thereafter, the lease agreement provides for 3% increases to the rental rate on each January 1 until the expiration date, December 31, 2009. Main Street Bank has the option to renew the lease agreement for two successive five-year extension periods.

Accounting office. Main Street Bank entered into the lease agreement for its accounting office, located at 1114 Pace Street, Covington, Georgia 30014, on March 25, 1994. This building is approximately 4,300 square feet. The rental rate increased to $2,220 per month in July 2003 and will increase to $2,664 in July 2007. This lease agreement expires on June 30, 2013.

The Company has entered various construction contracts with Sunbelt Builders Inc., which is owned in part by Samuel B. Hay III’s father. Mr. Hay serves as a director of the Company and as its President and Chief Operating Officer. These contracts include an addition to the operations center in Covington, Georgia, which was completed in 2003. The contracts also cover the construction of a new professional building to be located on Highway 278 in Covington, Georgia and two new branch offices to be located in Conyers, Georgia and Winder, Georgia. These contracts, which have an aggregate value of $5.6 million, will be completed in 2004.

The Company believes that the terms of the transactions described above are at least as favorable to it as terms available from unrelated third parties.

Officers

The table set forth below shows for each of the Company’s executive officers (a) the person’s name, (b) his or her age at March 11, 2004, (c) the year he or she was first elected as an officer of the Company, and (d) his or her present positions with the Company and his or her other business experience for the past five years. Officers are elected at the Annual Meeting of the Board of Directors for terms of one year or until their earlier resignation, termination or removal from office.

Name	Age	Position with the Company and Business Experience During The Past Five Years
Edward C. Milligan	59	Mr. Milligan serves as the Chairman of the Company’s Board of Directors and as the Company’s Chief Executive Officer and as Chairman of the Board of Directors of Main Street Bank.

Samuel B. Hay III	41	Mr. Hay serves as President and Chief Operating Officer of the Company and as a member of the Company’s Board of Directors. He serves as Chief Executive Officer of Main Street Bank and as a member of its Board of Directors.

Max S. Crowe	52	Mr. Crowe serves as Executive Vice President and Chief Banking Officer of the Company, positions he has held since 2002. Prior to joining the Company, Mr. Crowe served as Regional President of BB&T for over five years. Mr. Crowe serves as a director of Main Street Bank.

Robert D. McDermott	46	Mr. McDermott serves as Executive Vice President and Chief Financial Officer of the Company, positions he has held since 2001. From June 1999 to September 2001, Mr. McDermott served as Senior Vice President Performance Enhancement for SouthTrust Bank and from June 1989 to June 1999, Mr. McDermott worked for First Union Corporation in various roles including Director-Decision Support and Controller for First Union National Bank of Georgia.

John T. Monroe	44	Mr. Monroe serves as Executive Vice President and Chief Credit Officer of Main Street Bank, a position he has held since 2002. From 1989 until 2002 Mr. Monroe served as Senior Credit Manager with BB&T.

See “Board of Directors” above for description of prior business experience of Messrs. Milligan and Hay.

Executive Compensation

The table below shows information concerning the compensation paid to the Chief Executive Officer and the Company’s four most highly compensated executive officers for services to the Company in all capacities for the years ended 2003, 2002 and 2001.

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($)(1)	Securities Underlying Options (#)	All Other Compensation ($)
Edward C. Milligan Chairman and Chief Executive Officer	2003 2002 2001	300,000 284,539 261,500	189,450 111,680 75,900	147,885 147,075 237,303	11,540 15,000 14,800	10,707 9,666 5,776	(2) (2) (2)

Samuel B. Hay III President and Chief Operating Officer	2003 2002 2001	255,000 227,308 205,000	160,820 89,220 51,100	125,715 117,660 146,084	9,810 12,000 9,108	7,528 7,086 6,441	(3) (3) (3)

Max S. Crowe Executive Vice President and Chief Banking Officer	2003 2002 2001	231,000 148,885 -0-	117,040 70,650 -0-	91,115 680,745 -0-	7,110 39,000 -0-	8,325 1,341 -0-	(4) (4)

Robert D. McDermott Executive Vice President and Chief Financial Officer	2003 2002 2001	200,000 185,000 49,808	101,040 66,600 27,000	59,205 58,830 254,850	4,620 6,000 10,000	7,627 3,120 358	(5) (5) (5)

John T. Monroe Executive Vice President and Chief Credit Officer	2003 2002 2001	165,000 97,231 -0-	83,360 50,240 -0-	48,825 250,525 -0-	3,810 25,000 -0-	12,101 870 -0-	(6) (6)

(1)	The number and value of the aggregate restricted stock holdings at the end of 2003 are as follows:

	Number of Shares	Aggregate Value
Mr. Milligan	38,050	$1,009,086
Mr. Hay	17,849	473,355
Mr. Crowe	32,055	850,099
Mr. McDermott	17,310	459,061
Mr. Monroe	12,405	328,981

Mr. Milligan was granted 5,770 shares of restricted stock on December 10, 2003. This stock will vest at 20% per year beginning on January 1, 2005 and on each anniversary thereafter.

Mr. Hay was granted 4,905 shares of restricted stock on December 10, 2003. This stock will vest at 20% per year beginning on January 1, 2005 and on each anniversary thereafter.

Mr. Crowe was granted 3,555 shares of restricted stock on December 10, 2003. This stock will vest at 20% per year beginning on January 1, 2005 and on each anniversary thereafter.

Mr. McDermott was granted 2,310 shares of restricted stock on December 10, 2003. This stock will vest at 20% per year beginning on January 1, 2005 and on each anniversary thereafter.

Mr. Monroe was granted 1,905 shares of restricted stock on December 10, 2003. This stock will vest at 20% per year beginning on January 1, 2005 and on each anniversary thereafter.

Dividends are payable on the Company’s restricted stock described above.

(2)	Includes amounts contributed by the Company to Mr. Milligan’s account in the Company’s 401(k) plan of $6,000 for 2003, $5,500 for 2002 and $5,250 for 2001; taxable amount on excess life insurance of $1,806 for 2003, 2002 and 2001; and personal use of Company automobile of $2,901 for 2003, $2,360 for 2002 and $526 for 2001.

(3)	Includes amounts contributed by the Company to Mr. Hay’s account in the Company’s 401(k) plan of $6,000 for 2003, $5,500 for 2002 and $5,250 for 2001; taxable amount on excess life insurance of $420 for 2003, $420 for 2002 and $378 for 2001; and personal use of Company automobile of $1,108 for 2003, $1,166 for 2002 and $1,192 for 2001.

(4)	Includes $4,531 contributed by the Company to Mr. Crowe’s account in the Company’s 401(k) plan for 2003; taxable amount on excess life insurance of $966 for 2003 and $669 for 2002; and personal use of Company automobile of $2,828 for 2003 and $672 for 2002.

(5)	Includes amounts contributed by the Company to Mr. McDermott’s account in the Company’s 401(k) plan of $6,000 for 2003 and $1,281 for 2002; taxable amount on excess life insurance of $630 for 2003, $630 for 2002 and $113 for 2001; and personal use of Company automobile of $997 for 2003, $1,209 for 2002 and $245 for 2001.

(6)	Includes $2,887 contributed by the Company to Mr. Monroe’s account in the Company’s 401(k) plan for 2003; taxable amount on excess life insurance of $420 for 2003 and $259 for 2002; and personal use of Company automobile of $8,793 for 2003 and $611 for 2002.

Stock Options

The following table sets forth information in regard to incentive stock options granted to the Chief Executive Officer and the Company’s most highly compensated executive officers in 2003. Each executive’s stock options vest in equal installments over five years beginning on the first anniversary of the grant date.

Option Grants in Last Fiscal Year

[Individual Grants]

Name	Number of Securities Underlying Options Granted (#)	Percent of Total options Granted to Employees In fiscal year	Exercise or Base price ($/Sh)	Expiration Date	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For Option Term
					5%($)	10%($)
Edward C. Milligan	11,540	6.89%	$25.63	12/9/13	$186,025	$471,409
Samuel B. Hay III	9,810	5.56%	$25.63	12/9/13	$158,137	$400,739
Max S. Crowe	7,110	4.24%	$25.63	12/9/13	$114,613	$290,444
Robert D. McDermott	4,620	2.76%	$25.63	12/9/13	$74,474	$188,727
John T. Monroe	3,810	2.27%	$25.63	12/9/13	$61,417	$155,639

The following table sets forth information in regard to exercise of stock options and the fiscal year-end value of unexercised options for each of the named executives:

Aggregate Option Exercises in Last Fiscal Year and FY-End Option Values

Name	Number of Shares Acquired on Exercise (#)	Value Realized ($)	Number of securities underlying unexercised options at FY-end (#) exercisable/ unexercisable	Value of unexercised in-the-money options at FY-end ($) exercisable/ unexercisable
Edward C. Milligan	-0-	-0-	95,765/48,520	1,700,433/414,016
Samuel B. Hay III	-0-	-0-	13,243/29,675	156,879/198,019
Max S. Crowe	-0-	-0-	7,800/38,310	47,418/196,000
Robert D. McDermott	-0-	-0-	5,200/11,100	42,372/88,400
John T. Monroe	-0-	-0-	5,000/23,810	32,990/135,351

Director Compensation

In January and February 2003 the Company’s non-employee directors were paid $850 for each Board meeting attended and $250 for each committee meeting attended on days other than the day of a Board meeting. Beginning in March 2003, the Company’s non-employee directors were paid a $1,000 retainer fee plus $450 for each Board meeting attended and $250 for each committee meeting attended on days other than the day of a Board meeting. The Company’s directors were paid a total of $111,400 for such services in 2003.

Security Ownership

The following tables set forth certain information regarding the Company’s Common Stock owned, as of March 29, 2004 by:

•	each person who beneficially owns more than 5% of the outstanding shares of the Company’s stock;

•	each director of the Company;

•	each executive officer of the Company who is named in the cash compensation table above; and

•	all the Company directors and executive officers as a group.

Except as otherwise indicated, the persons named in the table above have sole voting and investment powers with respect to all shares shown as beneficially owned by them. The information shown below is based upon information furnished by the named persons and based upon “beneficial ownership” concepts set forth in rules issued under the Securities Exchange Act of 1934. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose or to direct the disposition of the security. A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days. More than one person may be deemed to be a beneficial owner of the same securities. Under applicable SEC rules, the number of outstanding shares of Common Stock used in the computation of the “Percent of Class” includes currently exercisable stock options owned by the shareholder.

Management of the Company is aware of only two persons or entities which beneficially own 5% or more of the Company’s Common Stock as described in the following table:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Robert R. Fowler III* P.O. Box 1098 Covington, GA 30015	4,306,634	22.25%

Fowler Children’s Trust* c/o Mr. Robert R. Fowler III P.O. Box 1098 Covington, GA 30015	1,941,793	10.04%

Mr. Fowler’s stock ownership includes the following:

Number of Shares	Manner Held
163,620	Issued under the Company’s Restricted Stock Award Plan
1,941,793	Held by the Fowler Children’s Trust
94,740	Held by the Estate of Louly T. Fowler
647,208	Held by three Fowler Family Grandchildren’s Trusts
565,600	Held by three Fowler Family Generation Skipping Tax Exempt Grandchildren’s Trusts
409,575	Held by Hunter Fowler, L.P., a family limited partnership formed by Mr. Fowler and his daughter
197,152	Held by Mr. Fowler’s spouse, Mary H. Fowler
12,000	Obtainable upon the exercise of options

*	The shares beneficially owned by the Fowler Children’s Trust are also included in shares beneficially owned by Mr. Fowler.

Mr. Fowler is the executor of the Estate of Louly T. Fowler, Trustee of the Children’s Trust, sole trustee for all three Grandchildren’s Trusts as well as one of the Generation Skipping Tax Exempt Trusts and Co-Trustee of the other two Generation Skipping Tax Exempt Trusts described above. Mr. Fowler disclaims beneficial ownership of the 197,152 shares held by Mr. Fowler’s spouse, Mary H. Fowler.

The following table sets forth the beneficial stock ownership of each director and named executive officer and for all directors and executive officers as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
John R. Burgess, Sr.	115,974	0.60%
Max S. Crowe	45,855	0.24%
T. Ken Driskell	327,170	1.69%
Robert R. Fowler III	4,306,634	22.25%
Samuel B. Hay III	305,528	1.58%
P. Harris Hines	23,969	0.12%
Harry L. Hudson, Jr.	60,223	0.31%
C. Candler Hunt	168,994	0.87%
Robert D. McDermott	20,078	0.10%
Edward C. Milligan	230,587	1.19%
John T. Monroe	19,405	0.12%
Frank B. Turner	195,374	1.01%
All directors and executive officers as a group (12 persons)	5,819,791	29.79%

Mr. Burgess’ ownership includes 35,133 shares of stock held by his spouse.

Mr. Crowe’s ownership consists of 13,800 shares obtainable upon the exercise of options and 31,155 shares of restricted stock issued under the Company’s restricted stock award plan.

Mr. Driskell’s ownership includes 52,278 shares of stock held for his benefit under an Individual Retirement Account.

Mr. Fowler’s ownership is described under the preceding table.

Mr. Hay’s stock ownership includes 13,243 obtainable upon the exercise of options and 14,913 shares of restricted stock issued to Mr. Hay pursuant to the Company’s restricted stock award plan.

Justice Hines’ stock ownership includes 15,815 shares of stock obtainable upon the exercise of options and 911 shares held in his dividend reinvestment plan.

Mr. Hudson’s stock ownership includes 12,858 shares of stock obtainable upon the exercise of the options.

Mr. Hunt’s ownership includes 15,973 shares of stock obtainable upon the exercise of options.

Mr. McDermott’s ownership includes 5,200 shares of stock obtainable upon the exercise of options and 14,913 shares of restricted stock issued under the Company’s restricted stock award plan.

Mr. Milligan’s stock ownership includes 95,765 shares of stock obtainable upon the exercise of the options, 845 shares held by his minor child, 1,331 held in a deferred compensation plan, 2,990 held in his 401(k) plan and 29,230 shares of restricted stock issued under the Company’s restricted stock award plan.

Mr. Monroe’s ownership consists of 9,000 shares of Company stock obtainable upon the exercise of options and 11,905 shares of restricted stock issued under the Company’s restricted stock award plan.

Mr. Turner’s ownership includes 15,973 shares of stock obtainable upon the exercise of options.

The stock ownership of the Company’s directors and executive officers, as a group (12 persons), includes 209,627 shares of Company stock obtainable upon the exercise of options.

Omnibus Stock Ownership and Long-Term Incentive Plan

The Company has reserved 1,600,000 shares of Common Stock under its long-term incentive plan, which was adopted on October 11, 2000, and which was originally approved by the Company’s shareholders at the 2001 Annual Meeting. The Company’s shareholders approved an amendment to the plan that increased the number of shares reserved from 800,000 to 1,600,000 at the 2003 Annual Meeting of Shareholders.

401(k) Retirement Plan

The Company’s 401(k) retirement plan covers all of its employees who have one year’s credited service and includes a vesting schedule for employer’s matching contributions of 20% vesting after one year and 20% vesting after each additional year of credited service thereafter. Matching contributions become fully vested after five years.

Cash Incentive Bonus Plan

The Board of Directors has established a cash incentive bonus plan as a means of compensating the Company’s officers through a cash bonus program tried to specific performance standards achieved by the Company as a whole, as well as by each individual officer.

Consulting and Employment Agreements with Directors and Executives

On May 22, 2003, the Company entered into a consulting agreement with T. Ken Driskell in connection with its acquisition of First Colony Bancshares, Inc. Mr. Driskell served as the President and Chief Executive Officer of First Colony and now serves as a director of the Company. The Company has also entered into employment agreements with Robert R. Fowler III, the Chairman of the Board’s Executive Committee, and with each of the executives named above. Descriptions of these agreements follow.

T. Ken Driskell. The Company entered into a five-year consulting agreement with T. Ken Driskell on May 22, 2003. Mr. Driskell serves on the Company’s and Main Street Bank’s Board of Directors and provides consulting services in regard to their operations in the Alpharetta and Roswell, Georgia areas.

Pursuant to the consulting agreement, the Company pays Mr. Driskell a consulting fee equal to $8,333.33 per month and provides him with a car allowance of $750 per month. Mr. Driskell and his family are also eligible to participate in the Company’s standard health insurance benefit coverage at the Company’s cost. If the Company terminates Mr. Driskell’s consulting agreement other than for cause or Mr. Driskell terminates for good reason, then:

•	the Company will pay to Mr. Driskell his consulting fee for the remainder of the term of the agreement as if his service had not been terminated; and

•	for the remainder of the term of the agreement, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company will continue benefits to Mr. Driskell or his family at least equal to those which would have been provided to them in accordance with the Company’s health insurance plan if Mr. Driskell’s services had not been terminated, provided, however, that if Mr. Driskell becomes re-employed with another employer and is eligible to receive medical and health insurance benefits under another employer provided plan, the medical benefits described herein will be secondary to those provided under such other plans during such applicable period of eligibility.

The consulting agreement also contains restrictions on the ability of Mr. Driskell to compete with the Company for a period equal to the greater of (i) five years from May 22, 2003 or (ii) two years from the termination of the consulting agreement. He is also restricted on the disclosure and use of the Company’s confidential information and trade secrets and in his ability to solicit the Company’s customers with whom he had material contact during the 12-month period immediately preceding the termination of his services under the agreement. In return for his agreement to abide by these restrictive covenants, the Company pays to Mr. Driskell a restrictive covenant fee equal to $16,666.67 per month for five years. This payment is in addition to the consulting fee described above.

Robert R. Fowler III. Mr. Fowler has an employment agreement with the Company dated May 24, 2000 by which he was initially employed as Chairman of the Board of Directors of the Company and Vice Chairman of the Board of Directors of Main Street Bank. In May 2002, Mr. Fowler resigned as Chairman and became the Chairman of the Board’s Executive Committee. He retained his position and duties as Vice Chairman of the Board of Directors of Main Street Bank in accordance with the employment agreement. As Chairman of the Executive Committee, Mr. Fowler is an active participant in strategic planning, business development and development and maintenance of corporate shareholder and community relations for the Company. He also advises the Board of Directors with respect to proposed mergers and acquisitions. The term of the agreement ends on June 30, 2008.

Mr. Fowler receives an annual base salary that was initially set at $200,000 and is subject to annual increases of at least three percent (3%) and such other increases as may be approved by the Board of Directors. Main Street Bank provides Mr. Fowler with a split dollar insurance agreement which provides for a $2,000,000 face amount of life insurance on his life. If Mr. Fowler is terminated for any reason other than for cause or if Mr. Fowler voluntarily terminates for good reason then the Company will continue to pay Mr. Fowler his base salary for the remainder of the term and will continue his welfare plans for such time period. If Mr. Fowler becomes re-employed with another employer then the medical and other welfare benefits provided by the Company will be secondary to those provided under the other employer’s plan.

The agreement provides for restrictions on Mr. Fowler’s ability to compete with the Company during the term of the agreement and for two years following his termination of service with the Company. He is also restricted in disclosing and using the Company’s confidential information and trade secrets. He is also restricted from soliciting the Company’s customers with whom he has had material contact during the 12 months immediately preceding the termination of his service. In consideration for Mr. Fowler entering into the restrictive covenants, the Company shall pay him the amount of $200,000 per year throughout the term.

Edward C. Milligan. Mr. Milligan’s employment agreement with the Company was amended and restated on May 24, 2000. Under the restated employment agreement, Mr. Milligan became the Chairman of the Board of the Company in 2002 and continues as Chief Executive Officer of the Company. His term of employment is for an initial period of three years with automatic one-year extensions beginning on May 24, 2003 and on each anniversary thereafter. Either party, by notice to the other, may cause the term of the employment to cease to extend automatically. Mr. Milligan’s annual base salary is subject to annual increases of 3% and such other increases as may be approved by the Board of Directors. If Mr. Milligan is terminated at any time during the term by the Company for any reason other than for cause or if Mr. Milligan voluntarily terminates his employment with the Company for good reason or if the Company ceases to automatically extend the employment period other than for cause, then the Company will pay to Mr. Milligan an amount equal to three times the sum of his annual base salary plus a pro rata amount of his targeted annual bonus for the year of termination based on the number of days employed during such year. The Company will also continue to provide benefits to Mr. Milligan and his family at least equal to those provided if his employment had not been terminated. If Mr. Milligan is re-employed during such three-year period, the medical and other welfare benefits that the Company is obligated to provide under the employment agreement would be secondary to those provided by the new employer. The employment agreement also contains restrictions on the ability of Mr. Milligan to compete with the Company for a period of two years following the date of termination for any reason whatsoever. He is also restricted on the disclosure and use of the Company’s confidential information and trade secrets and in his ability to solicit the Company’s customers with whom he had material contact during the 12-month period immediately preceding his termination.

Samuel B. Hay III. On May 24, 2000, the Company entered into an employment agreement with Mr. Hay. Under the employment agreement, Mr. Hay became the President of the Company in 2002 and continues as Chief Operating Officer of the Company. His term of employment is for an initial period of three years with automatic one-year extensions beginning on May 24, 2003 and on each anniversary thereafter. Either party, by notice to the other, may cause the term of the employment to cease to extend automatically. Mr. Hay’s annual base salary is subject to annual increases of 3% and such other increases as may be approved by the Board of Directors. If Mr. Hay is terminated at any time during the term by the Company for any reason other than for cause or if Mr. Hay voluntarily terminates his employment with the Company for good reason or if the Company ceases to automatically extend the employment period other than for cause, then the Company will pay to Mr. Hay an amount equal to three times the sum of his annual base salary plus a pro rata amount of his targeted annual bonus for the year of termination based on the number of days employed during such year. The Company will also continue to provide benefits to Mr. Hay and his family at least equal to those provided if his employment had not been terminated. If Mr. Hay is re-employed during such three-year period, the medical and other welfare benefits that the Company is obligated to provide under the employment agreement would be secondary to those provided by the new employer. The employment agreement also contains restrictions on the ability of Mr. Hay to compete with the Company for a period of two years following the date of termination for any reason whatsoever. He is also restricted on the disclosure and use of the Company’s confidential information and trade secrets and in his ability to solicit the Company’s customers with whom he had material contact during the 12-month period immediately preceding his termination.

Max S. Crowe. Effective April 11, 2002, the Company entered into an employment agreement by which Mr. Crowe is employed as the Executive Vice President and Chief Banking Officer of the Company and as President and Chief Operating Officer of the Bank. His term of employment is for an initial period of three years with automatic one-year extensions beginning on April 11, 2004 and on each anniversary thereafter. Either party, by notice to the other, may cause the term of the employment to cease to extend automatically. Mr. Crowe’s base salary is subject to annual increases of 3% and such other increases as may be approved by the Board of Directors. If Mr. Crowe is terminated at any time during the term by the Company for any reason other than for cause or if Mr. Crowe voluntarily terminates his employment with the Company for good reason or if the Company ceases to automatically extend the employment period other than for cause, then the Company will pay to Mr. Crowe an amount equal to three times the sum of his annual base salary plus a pro rata amount of his targeted annual bonus for the year of termination based on the number of days employed during such year. The Company will also continue to provide benefits to Mr. Crowe and his family at least equal to those provided if his employment had not been terminated. If Mr. Crowe is re-employed during such three-year period, the medical and other welfare benefits that the Company is obligated to provide under the employment agreement would be secondary to those provided by the new employer. The employment agreement also contains restrictions on the ability of Mr. Crowe to compete with the Company for a period of two years following the date of termination for any reason whatsoever. He is also restricted on the disclosure and use of the Company’s confidential information and trade secrets and in his ability to solicit the Company’s customers with whom he had material contact during the 12-month period immediately preceding termination.

Robert D. McDermott. Effective September 17, 2001, the Company entered into an employment agreement by which Mr. McDermott is employed as the Executive Vice President and Chief Financial Officer of the Company. His term of employment is for an initial period of two years with automatic one-year extensions beginning on September 17, 2003 and on each anniversary thereafter. Either party, by notice to the other, may cause the term of the employment to cease to extend automatically. Mr. McDermott’s base salary is subject to annual increases of 3% and such other increases as may be approved by the Board of Directors. If Mr. McDermott is terminated at any time during the term by the Company for any reason other than for cause or if Mr. McDermott voluntarily terminates his employment with the Company for good reason or if the Company ceases to automatically extend the employment period other than for cause, then the Company will pay to Mr. McDermott an amount equal to two times the sum of his annual base salary plus a pro rata amount of his targeted annual bonus for the year of termination based on the number of days employed during such year. The Company will also continue to provide benefits to Mr. McDermott and his family at least equal to those provided if his employment had not been terminated. If Mr. McDermott is re-employed during such two-year period, the medical and other welfare benefits that the Company is obligated to provide under the employment agreement would be secondary to those provided by the new employer. The employment agreement also contains restrictions on the ability of Mr. McDermott to compete with the Company for a period of two years following the date of termination for any reason whatsoever. He is also restricted on the disclosure and use of the Company’s confidential information and trade secrets and in his ability to solicit the Company’s customers with whom he had material contact during the 12-month period immediately preceding termination.

John T. Monroe. Effective May 15, 2002, Main Street Bank entered into an employment agreement by which Mr. Monroe is employed as Executive Vice President and Chief Credit Officer of the Bank. His term of employment is for an initial period of two years with automatic one-year extensions beginning on May 15, 2003 and on each anniversary thereafter. Either party, by notice to the other, may cause the term of the employment to cease to extend automatically. Mr. Monroe’s base salary is subject to annual increases of 3% and such other increases as may be approved by the Board of Directors. If Mr. Monroe is terminated at any time during the term by the Bank for any reason other than for cause or if Mr. Monroe voluntarily terminates his employment with the Bank for good reason or if the Bank ceases to automatically extend the employment period other than for cause, then the Bank will pay to Mr. Monroe an amount equal to one times the sum of his annual base salary plus a pro rata amount of his targeted annual bonus for the year of termination based on the number of days employed during such year. The Bank will also continue to provide benefits to Mr. Monroe and his family at least equal to those provided if his employment had not been terminated. If Mr. Monroe is re-employed during such one-year period, the medical and other welfare benefits that the Bank is obligated to provide under the employment agreement would be secondary to those provided by the new employer. The employment agreement also contains restrictions on the ability of Mr. Monroe to compete with the Bank for a period of two years following the date of termination for any reason whatsoever. He is also restricted on the disclosure and use of the Bank’s confidential information and trade secrets and in his ability to solicit the Bank’s customers with whom he had material contact during the 12-month period immediately preceding termination.

The employment agreements with each executive described above provide that additional payments will be made to such persons to reimburse them for any excise taxes that may be owed in the event that payments under such agreements exceed the limitations of Section 280G of the Internal Revenue Code.

Shareholder Return Performance Graph

Set forth below is a line graph comparing the percentage change in the cumulative shareholder return on the Company’s Common Stock with the cumulative Total Return on the Nasdaq Stock Market (U.S. Companies) index, the Nasdaq Bank Index and the SNL $1B - $5B Bank index.

The graph assumes $100 invested on December 31, 1998, in the Common Stock of the Company and in each of the three indexes. The comparison also assumes that all dividends are reinvested.

[Remainder of this page intentionally left blank]

Comparison of Cumulative Total Return Among the Company,

the Nasdaq Stock Market (U.S.) and Nasdaq Bank Stocks

	Period Ending
Index	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
Main Street Banks, Inc.	100.00	117.55	118.33	159.63	191.06	269.50
NASDAQ - Total US	100.00	185.95	113.19	89.65	61.67	92.90
NASDAQ Bank Index*	100.00	96.15	109.84	118.92	121.74	156.62
SNL $1B-$5B Bank Index	100.00	91.91	104.29	126.72	146.28	198.92

Proposal II – Ratification of Independent Auditors

Relationship With Independent Auditors

Ernst & Young LLP served as the independent auditors for the Company for the year ended December 31, 2003, and performed an audit of the Company’s 2003 financial statements which are included in the 2003 Annual Report to Shareholders which accompanies this Proxy Statement. The Audit Committee of the Company’s Board of Directors has selected Ernst & Young LLP as its independent auditors for the 2004 fiscal year.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire. The representatives will be available to respond to questions from the shareholders. Ernst & Young LLP has advised the Company that neither the firm nor any member of the firm has any direct or indirect financial interest, in any capacity, in the Company or any of its subsidiaries.

Audit Fees

Ernst & Young LLP billed the Company $229,161 for 2003 and $212,355 for 2002 for professional services relating to the annual audit and 10-Q reviews or services that are normally provided by the accountant in connection with statutory and regulatory filings. The Audit Committee of the Board of Directors of the Company has considered whether the providing of the services covered under the captions “Audit-Related Fees,” “Tax Fees” and “All Other Fees” is compatible with maintaining the independence of Ernst & Young LLP.

Audit-Related Fees

Ernst & Young LLP billed the Company $18,000 for 2003 and $14,000 for 2002 for professional services relating to the Company’s pension plan and $30,376 for 2003 and $45,500 for 2002 for professional services relating to internal control projects.

Tax Fees

Ernst & Young LLP billed the Company $40,503 for 2003 and $47,036 for 2002 for professional services relating to tax compliance, tax advice and tax planning.

All Other Fees

Ernst & Young LLP did not bill the Company for any professional services during 2003 or 2002 except those described above.

Preapproval by Audit Committee

Under the Audit Committee’s charter (Appendix A to this proxy statement), the Audit Committee is required to give advanced approval of any non-audit services to be performed by the Company’s auditors, provided that such services are not otherwise prohibited by law.

The Board of Directors unanimously recommends a vote “for” the ratification of Ernst & Young LLP as the Company’s independent auditors for 2004.

Miscellaneous Information Regarding the Company’s Annual Meeting

Solicitation of Proxies

The cost of soliciting proxies for the Company’s Annual Meeting will be paid by the Company. The Company has not engaged any outside organizations or agents to assist in the solicitation of proxies.

SEC Filings

The Company’s SEC filings are available on Main Street Bank’s website, www.mainstreetbank.com. The Company will provide without charge to each person solicited, on the written request of such person, a copy of the Company’s annual report on Form 10-K, including the financial statements and the financial statement schedules, required to be filed with the SEC pursuant to Rule 13a-1 under the Securities Act of 1933 for the year ended December 31, 2003. All such requests should be directed to Ms. Cheryl Blackwell at Main Street Banks, Inc., Investor Relations, 676 Chastain Road, Kennesaw, Georgia 30144.

2005 Annual Meeting of the Company Shareholder Proposals

Proposals of the Company’s shareholders intended to be presented at the 2005 annual meeting must be received by the Company on or before December 25, 2004, to be included in the Company’s proxy statement or form of proxy for the 2005 annual meeting of shareholders.

Other Matters

We do not know of any other matters to be presented for action at the shareholders’ meetings other than those described in this proxy statement. However, if any other matter requiring a vote of the shareholders is properly presented at either meeting, it is intended that votes will be cast on these matters in accordance with the best judgment of the persons acting under the proxies.

Edward C. Milligan
Chairman and Chief Executive Officer

Kennesaw, Georgia

April 5, 2004

APPENDIX A

AUDIT COMMITTEE CHARTER FOR THE BOARD OF DIRECTORS

OF

MAIN STREET BANKS, INC.

I. PURPOSE

The primary, function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Company to any governmental body or the public; the Company’s systems of internal controls; and the Company’s auditing, accounting and financial reporting processes generally. The Audit Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor the Company’s financial reporting process and internal control system, compliance with ethics policies, legal and regulatory requirements.

•	Review and appraise the audit efforts of the Company’s independent auditors and internal auditing department.

•	Provide an open avenue of communication among the independent auditors, financial and senior management, the internal auditing department, and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV. of this Charter.

II. COMPOSITION

The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be an “independent director”, as defined by the rules of the National Association of Securities Dealers, Inc. (“NASD”). Each member of the Audit Committee shall be able to read and understand fundamental financial statements, including, but not limited to, the Company’s balance sheet, income statement, and cash flow statement or will become able to read and understand said financial statements within a reasonable period of time after his or her appointment to the Audit Committee. At least one member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

One director, who is not an “independent director”, as defined by the rules of NASD, and is not a current employee or an immediate family member of such employee, may be appointed to the Audit Committee. If the Board of Directors, under exceptional and limited circumstances, determines that membership on the Audit Committee by the individual is required by the best interests of the Company and its shareholders and the Board discloses, in the next annual proxy statement after such determination, the nature of the relationship and the reasons for that determination.

The members of the Audit Committee and its Chairperson shall be designated by the Board of Directors at the annual organizational meeting of the Board.

III. MEETINGS

The Audit Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Audit Committee should meet at least annually with management, the director of the internal auditing department and the independent auditors in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believe should be discussed privately. In addition, the Audit Committee or at least its Chairperson should meet with the independent auditors and management quarterly to review the Company’s financials consistent with IV.A.4. below.

IV. RESPONSIBILITIES AND DUTIES

In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the Board and shareholders of the Company that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of a high quality. The Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties. The Audit Committee will take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior

To fulfill its responsibilities and duties the Audit Committee shall:

A.	Documents/Reports Review

1.	Review and update this Charter, at least annually and more frequently as conditions dictate.

2.	Review the Company’s annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent auditors.

3.	Review the regular internal reports to management prepared by the internal auditing department and management’s response.

4.	Review with financial management and the independent auditors the 10-Q or 10-K and the release of earnings prior to its filing or release. The Chairperson of the Audit Committee may represent the entire Audit Committee for purposes of this review.

5.	Establish procedures for the receipt, retention, and treatment of complaints received by the issuer regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the issuer of concerns regarding questionable accounting or auditing matters.

B.	Independent Auditors

1.	Be directly responsible for the appointment, retention, and termination of the independent auditors, subject to shareholder ratification, and the independent auditors must report directly to the Audit Committee. The Audit Committee also shall be directly responsible for the oversight of the work of the independent auditors, including resolution of disagreements between management and the auditor regarding financial reporting.

2.	Pre-approve all audit and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation. The Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. Any decisions of the Chairman, to whom pre-approval authority is delegated, will be presented to the full audit committee at its next scheduled meeting.

3.	Obtain and review a report, at least annually, by the independent auditors describing: 1) The firm’s internal quality control procedures. 2) Any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues. 3) All relationships between the independent auditor and the Company in order to assess the auditor’s independence.

4.	Periodically consult with the independent auditors out of the presence of management about internal controls and the fullness and accuracy of the organization’s financial statements.

C.	Financial Reporting Processes

1.	In consultation with the independent auditors and the internal auditors, review the integrity, of the organization’s financial reporting processes, both internal and external.

2.	Consider the independent auditors’ judgments about the quality, and appropriateness of the Company’s accounting principles as applied in its financial reporting.

3.	Consider and approve, if appropriate, major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditors, management, or the internal auditing department.

4.	Review the Company’s quarterly and annual financial statements with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to any governmental body or the public.

5.	Review with the independent auditors and the Company’s counsel, compliance matters and any legal or regulatory matter that could have a significant impact on the Company’s financial statements.

6.	Report Audit Committee actions to the Board of Directors with such recommendations as the Audit Committee may deem appropriate.

7.	Prepare a report for including in the Company’s annual proxy statement, as required by the SEC.

D.	Oversight of Audit Process

1.	Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof, to review such audit, including any comments or recommendations of the independent auditors.

2.	Review with the independent auditors, the Company’s internal auditors, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis shall be given to the adequacy of such internal controls to expose any payments, transactions or procedures that might be deemed illegal or otherwise improper.

3.	Review the internal audit function of the Company including the independence and authority of its reporting obligations.

4.	Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Audit Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors’ evaluation of the Company’s financial, accounting and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

5.	Following completion of the annual audit, review separately with each of management, the independent auditors and the internal auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of the work or access to required information.

E.	Process Improvement and other Roles and Responsibilities

1.	Establish regular and separate systems of reporting to the Audit Committee by each of management, the independent auditors and the internal auditors regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.

2.	Review any significant disagreement among management and the independent auditors or the internal auditing department in connection with the preparation of the financial statements.

3.	Review with the independent auditors, the internal auditing department and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Audit Committee).

4.	Review corporate attorneys’ reports for evidence of a material violation of securities laws or breaches of fiduciary duty.

5.	Set clear hiring policies for employees or former employees of the independent auditors that meet the SEC regulations and stock exchange listing standards.

MAIN STREET BANKS, INC.

PROXY

SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 5, 2004

The undersigned hereby appoints Robert R. Fowler III, Edward C. Milligan and P. Harris Hines, or any one of them, as Proxies, with the power to appoint his substitute, and hereby authorizes them or any one of them to represent and to vote, as designated below, all of the Common Stock of Main Street Banks, Inc. (the “Company”), 676 Chastain Road, Kennesaw, Georgia 30144, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders (the “Meeting”) to be held at the Ritz-Carlton, Buckhead, 3434 Peachtree Road, Atlanta, Georgia 30326 on May 5, 2004, at 10:00 a.m. local time, and at any adjournments thereof, upon the proposals described in the accompanying Notice of the Annual Meeting and the Proxy Statement relating to the Meeting, receipt of which are hereby acknowledged.

THE BOARD OF DIRECTORS RECOMMENDS VOTES FOR THE PROPOSALS

PROPOSAL ONE: Election of three Class I Directors and two Class II Directors. The election of the following named persons each to serve as either (i) a Class I Director for a three year term expiring at the 2007 Annual Meeting of Shareholders or until his successor is duly elected and qualified, or (ii) a Class II Director for a one year term expiring at the 2005 Annual Meeting of Shareholders or until his successor is duly elected and qualified (as described in the Proxy Statement).

☐ For all the nominees listed below (except as marked to the contrary below)	☐ Withhold authority to vote for all nominees listed below

(Instructions: To withhold authority to vote for any individual nominee or nominees, strike a line through the nominee’s name or names listed below.)

Class I Nominees: Robert R. Fowler III; Samuel B. Hay III; C. Candler Hunt

Class II Nominees: John R. Burgess, Sr.; T. Ken Driskell

PROPOSAL TWO: The ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for 2004.

☐  For             ☐  Against            ☐  Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION TO THE CONTRARY IS INDICATED, IT WILL BE VOTED FOR THE PROPOSAL.

DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING.

If stock is held in the name of more than one person, all holders should sign. Signatures should correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED:                                                          , 2004

                    (Be sure to date your Proxy)

Name(s) of Shareholder(s)

Signature(s) of Shareholder(s)

Please mark, date and sign this Proxy, and return it in the enclosed self-addressed return envelope. No postage is necessary.